As filed with the Securities and Exchange Commission on January 20, 2006
                                                     Registration No. 333-130259
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------

                                   FORM S-1/A
                                 Amendment No. 1
                                       to
                             REGISTRATION STATEMENT


                        UNDER THE SECURITIES ACT OF 1933
                               ------------------
                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)
                               ------------------
           Nevada                       7385                  90-0196936
(State or other jurisdiction     (Primary Standard         (I.R.S. Employer
      of incorporation)              Industrial           Identification No.)
                                Classification Code
                                      Number)


                          9520 N. May Avenue, Suite 300
                          Oklahoma City, Oklahoma 73120
                                 (405) 488-1304
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                                   Jerry Cash
                          9520 N. May Avenue, Suite 300
                          Oklahoma City, Oklahoma 73120
                                 (405) 488-1304
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
  Patrick Respeliers, Esq.     Mark Zvonkovic, Esq.     Ellen Schulhofer, Esq.
 Stinson Morrison Hecker LLP     Akin Gump Strauss         Schreck Brignone
         1201 Walnut             Hauer & Feld LLP      300 South Fourth Street,
 Kansas City, Missouri 64106    590 Madison Avenue            Suite 1200
       (816) 691-2600              New York, NY        Las Vegas, Nevada  89101
                                    10022-2524              (702) 382-2101
                                  (212) 872-1000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

                  Subject to Completion Dated January 20, 2006

                                   PROSPECTUS

                                     QUEST
                              RESOURCE CORPORATION

                               [GRAPHIC OMITTED]



                        15,658,144 Shares of Common Stock

                               ------------------

      This prospectus relates to the offer and sale of shares of our common stock by the selling stockholders. The shares to be sold by the selling stockholders were obtained from us in a private placement of our common stock. The selling stockholders or their permitted transferees or other successors in interest may offer and sell these shares of common stock from time to time.

      The selling stockholders or their permitted transferees or other successors in interest may, but are not required to, sell their common stock in a number of different ways and at varying prices. See "Plan of Distribution" on page 26 for a further description of how the selling stockholders may dispose of the shares covered by this prospectus.

      We will not receive any of the proceeds from sales of common stock made by the selling stockholders pursuant to this prospectus.


      Our common stock trades in the over-the-counter market under the symbol "QRES." On January 17, 2006, the last reported sale price of our common stock in the over-the-counter market was $14.00 per share.


      Investing in our common stock involves risks. See "Risk Factors" on page
6.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is                  , 2006.





The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page


About This Prospectus........................................................1
Forward-Looking Statements...................................................1
About Quest Resource Corporation.............................................4
Risk Factors.................................................................6
Summary Of Financial, Reserve And Operating Data.............................7
Use Of Proceeds.............................................................11
Market For Common Stock.....................................................11
Security Ownership Of Certain Beneficial Owners And Management..............13
The Selling Stockholders....................................................16
Plan Of Distribution........................................................27
Future Transactions.........................................................30
Legal Matters...............................................................30
Experts.....................................................................30
How To Obtain More Information..............................................30
Incorporation Of Information Filed With The SEC.............................30
Glossary of Natural Gas Terms...............................................32

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a resale registration statement. The selling stockholders may sell some or all of their shares in one or more transactions from time to time.

      We have provided definitions of some of the industry terms used in this prospectus in the "Glossary of Natural Gas Terms."

      This prospectus highlights selected information about us and our common stock but does not contain all information that you should consider before investing in the shares. You should read this entire prospectus and the documents incorporated by reference herein carefully, including the "Risk Factors" beginning on page 6.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus, is accurate only as of the date of the documents containing the information. In this prospectus, references to "Quest", "we", "our" and "us" refer to Quest Resource Corporation, its subsidiaries and predecessors.

                           FORWARD-LOOKING STATEMENTS

      This prospectus, and the documents incorporated by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

     o projections and estimates concerning the timing and success of specific projects;

     o    financial position;

     o    business strategy;

     o    budgets;

     o    amount, nature and timing of capital expenditures;

     o    drilling of wells;

     o    acquisition and development of natural gas and oil properties;

     o    timing and amount of future production of natural gas and oil;

     o    operating costs and other expenses;

     o estimated future net revenues from natural gas and oil reserves and the present value thereof;

     o    cash flow and anticipated liquidity; and

     o    other plans and objectives for future operations.

      When we use the words "believe," "intend," "expect," "may," "will," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus. We caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

     o    our ability to implement our business strategy;

     o the extent of our success in discovering, developing and producing reserves, including the risks inherent in exploration and development drilling, well completion and other development activities;

     o    fluctuations in the commodity prices for natural gas and crude oil;

     o engineering and mechanical or technological difficulties with operational equipment, in well completions and workovers, and in drilling new wells;

     o    land issues;

     o the effects of government regulation and permitting and other legal requirements;

     o    labor problems;

     o    environmental related problems;

     o the uncertainty inherent in estimating future natural gas and oil production or reserves;

     o    production variances from expectations;

     o the substantial capital expenditures required for construction of pipelines and the drilling of wells and the related need to fund such capital requirements through commercial banks and/or public securities markets;

     o disruptions, capacity constraints in or other limitations on our pipeline systems;

     o costs associated with perfecting title for natural gas rights in some of our properties;

     o    the need to develop and replace reserves;

     o    competition;

     o    dependence upon key personnel;

     o    the lack of liquidity of our equity securities;

     o    operating hazards attendant to the natural gas and oil business;

     o down-hole drilling and completion risks that are generally not recoverable from third parties or insurance;

     o potential mechanical failure or under-performance of significant wells;

     o    climatic conditions;

     o    natural disasters;

     o    acts of terrorism;

     o    availability and cost of material and equipment;

     o    delays in anticipated start-up dates;

     o    our ability to find and retain skilled personnel;

     o    availability of capital;

     o    the strength and financial resources of our competitors; and

     o    general economic conditions.

      Except to fulfill our obligations under the United States securities laws, we do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

      Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Our actual results may vary materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in "Risk Factors" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. You may obtain a copy of this document as described under "How to Obtain More Information" and "Incorporation of Information Filed with the SEC." Other factors not identified could also have such an effect.

      We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or our objectives and plans will be achieved.

                        ABOUT QUEST RESOURCE CORPORATION


      We are an independent energy company engaged in the exploration, development and production of natural gas. Our operations are currently focused on the development of coal bed methane, or CBM, in a ten county region in southeastern Kansas and northeastern Oklahoma that is part of the Cherokee Basin. As of July 1, 2005, we had 140.7 Bcfe of net proved reserves with a PV-10 value of $382.9 million. Our reserves are approximately 99% CBM and 53% proved developed. We believe we are the largest producer of natural gas in the Cherokee Basin with an average net daily production of approximately 26.0 mmcfe for the year ended December 31, 2005. Our reserves are long-lived with a reserve life index of 16.3 years.

      We own the development rights to 502,815 net CBM acres throughout the Cherokee Basin. To date we have developed 42% of our acreage. As of December 31, 2005, we were operating about 1,024 producing CBM wells. As of that date, our undeveloped acreage contained approximately 1,815 CBM drilling locations. Of the approximately 1,077 CBM wells that have been drilled on our acreage to date, over 98% have been successful. None of our acreage or producing wells is associated with coal mining operations.

      In addition to our CBM reserves and acreage, we own and operate a gas gathering pipeline network of approximately 1,120 miles that serves our acreage position. As of December 31, 2005, this system had a maximum daily throughput of 70 mmcf/d and was operating at about 54% capacity. We transport 100% of our production through our gas gathering pipeline network to interstate pipeline delivery points. Approximately 10% of the current volumes transported on our pipeline system are for third parties. As of December 31, 2005, we had an inventory of 234 PDNP CBM wells awaiting connection to our gas gathering system. It is our intention to focus on the development of CBM reserves that can be immediately served by our gathering system. In addition, we plan to continue to expand our gathering system to serve other areas of the Cherokee Basin where we intend to acquire additional CBM acreage for development.

Summary of Cherokee Basin Properties

      All data is as of December 31, 2005, except for estimated net proved reserves and the cost to develop, which is as of July 1, 2005.

Estimated Net Proved Reserves (Bcfe)........        140.7
Percent Proved Developed(1).................         53.3%
Producing CBM Wells.........................        1,024
No. of Drill Sites Available................        1,815

Net Developed Acres.........................      211,182
Net Undeveloped Acres.......................      291,633
                                                 --------
  Total Net Acres...........................      502,815
                                                 ========
----------
(1) Based on our July 1, 2005 reserve report, the estimated cost to fully develop our proved undeveloped and proved developed non-producing reserves, excluding abandonment, was $70.8 million.


Cherokee Basin CBM Production

      The Cherokee Basin is located in southeastern Kansas and northeastern Oklahoma. Geologically, it is situated between the Forest City Basin to the north, the Arkoma Basin to the south, the Ozark Dome to the east and the Nemaha Ridge to the west. Structurally, the Cherokee Basin is separated from the Forest City Basin by the Bourbon Arch. The Cherokee Basin is a mature producing area with respect to conventional reservoirs such as the Bartlesville sandstones and the Mississippian limestones which were developed beginning in the early 1900s.

      The Cherokee Basin is part of the Western Interior Coal Region of the central United States. The coal seams we target for development are Pennsylvanian (Desmoinesian-Cherokee Group) in age and are found at depths of 300 to 1,400 feet. The principal formations we target include the Mulky, Weir-Pittsburgh and the Riverton. These coal seams are blanket type deposits which extend across large areas of the basin. Each of these seams generally range from two to five feet thick. Additional minor coal seams such as the Summit, Bevier, Fleming and Rowe are found at varying locations throughout the basin. These seams range in thickness from one to two feet. The coal seams found in the Cherokee Basin are primarily high-volatile A and B bituminous grade with excellent permeability and gas saturations ranging from 150 to 380 scf/ton.


      We develop our CBM reserves in the Cherokee Basin on 160 acre spacing. Our wells generally reach total depth in 1.5 days and cost approximately $85,000 to drill and complete. Additionally, infrastructure costs are currently estimated to be approximately $66,000 per well. These estimated production costs (including the $10,000 recompletion average cost below) are historical numbers. Recently, we have begun to experience increases in our material costs (especially for poly-pipe). As of the date of this prospectus, we do not have sufficient information to assess the magnitude of the increase and whether the increased costs will continue for an extended period. We perforate and frac the multiple coal seams present in each well. Our typical Cherokee Basin multi-seam CBM well has gross reserves of 160 mmcf. Our general production profile for a CBM well averages an initial 15-20 mcf/d (net), steadily rising for the first 8 months while water is pumped off and the formation pressure is lowered. A period of relatively flat production of 55-60 mcf/d (net) follows the initial de-watering period for a period of 8-10 months. After 16 to 18 months, production begins to decline at an annual rate of 12-14%. The standard economic life is about 14 years. Our completed wells rely on very basic industry technology and are mechanically unchallenging.

      Our development activities in the Cherokee Basin also include an active program to recomplete CBM wells that produce from a single coal seam to wells that produce from multiple coal seams. We began our well recompletions in November 2004. As of December 31, 2005, we have recompleted approximately 193 wellbores in Kansas and an additional 46 in Oklahoma. As of December 31, 2005, we had an additional 175 wells awaiting recompletion to multi-seam producers. The recompletion strategy is to add four to five additional pay zones to each wellbore, in a two stage process at an average cost of $10,000 per well. Recently, we have experienced an increase in material costs, and as of the date of this prospectus, we have insufficient information to assess the magnitude and duration of the increased costs. Adding new zones to a well has a brief negative effect on production by first taking the well offline to perform the work and then by introducing a second de-watering phase of the newly completed formations. However, in the long term, we believe the impact of the multi-seam recompletions will be positive as a result of an increase in the rate of production and the ultimate recoverable reserves available per well.


      Wells are equipped with small pumping units to facilitate the de-watering of the producing coal seams. Generally, upon initial production, a single coal seam will produce 50-60 bbls of water per day. A multi-seam completion produces about 150 bbls of water per day. Eventually, water production subsides to 30-50 bbls per day. Produced water is disposed through injection wells we drill into the underlying Arbuckle formation. One disposal well will generally handle the water produced from 25 producing wells.

Recent Drilling and Completion Activity (net wells) and Pipeline Miles


                                 12 Months Ended        12 Months Ended
                                 December 31, 2005     December 31, 2004
                                 -----------------     -----------------
Wells Drilled..................          103                   466
Wells Recompleted..............          206                    18
Wells Connected................          233                   164
Pipeline Miles.................          119                   141
Well Completion %..............           98%                   98%
Total Capital Expenditures--(in      $26,428(1)            $55,713
thousands).....................
----------
(1) Capital expenditures represent cash transactions for the nine months ended September 30, 2005.

                                  RISK FACTORS

      Investing in shares of our common stock involves a risk of loss. Before investing in our common stock, you should carefully consider the risk factors described in "Risk Factors" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. Any of these risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

                SUMMARY OF FINANCIAL, RESERVE AND OPERATING DATA

      The following table shows our historical financial, reserve and operating data for, and as of the end of, each of the periods indicated. Beginning January 1, 2005, we changed our fiscal year end from May 31 to December 31. Accordingly, historical financial information reported herein has been prepared for the seven month transition period ended December 31, 2004. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following data should be read in conjunction with our consolidated financial statements and related notes and the accompanying "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Form 10-KSB/A (Amendment No. 2) for the seven month transition period ended December 31, 2004 and our Form 10-Q for the quarter ended September 30, 2005 incorporated by reference into this registration statement. The comparability of information from period to period has been significantly affected by the recent increase in the volatility of the prices at which we sell our natural gas and the corresponding effect of such price volatility on our obligations under our commodity hedge agreements.

      The statement of income data for the fiscal year ended May 31, 2001 has been restated to eliminate certain intercompany items of revenue and expense that had previously not been eliminated in preparing our consolidated financial statements. We have not amended our previously filed annual reports on Form 10-KSB or the quarterly reports on Form 10-QSB for any of the periods affected by the restatements. The information that has been previously filed or otherwise reported for the fiscal year ended May 31, 2001 is superseded by the information in this prospectus. As such, the consolidated financial statements and related financial information contained in such previously filed reports should no longer be relied upon.

                                 Seven Month
                                  Transition
                                    Period                     Fiscal Year Ended
                                    Ended                           May 31,
                                 December 31,  -------------------------------------------------
                                     2004         2004       2003(1)      2002(2)        2001
                                     ----         ----       -------      -------        ----
                                                                                      (restated)
                                 (dollars in thousands, except operating data and per share data)
Statement of income data
Total revenues...................$  26,156     $   30,011   $  8,098     $  2,435      $  2,392
Operating expenses...............    9,042         10,341      2,891        1,255           987
General and administrative
  Expenses.......................    2,681          2,555        977          370           250
Depreciation, depletion and
  Amortization...................    7,671          7,650      1,822          401           256
                                 ---------     ----------   --------     --------      --------
Operating income.................    6,762          9,465      2,408          409           899
Change in derivative fair value..   (1,487)        (2,013)    (4,867)          --            --
Interest expense (net) and
other............................  (10,138)        (8,062)      (730)        (213)         (152)
Cumulative effect of accounting
  Change.........................       --            (28)        --           --            --
Deferred income tax benefit
  (expense)......................       --            245       (374)         (72)         (318)
                                 ---------     ----------   --------     --------      --------
  Net income (loss)..............$  (4,863)    $     (393)  $ (3,563)    $    124      $    429
                                 =========     ==========   ========     ========      ========
  Net income (loss) per common
  share - basic..................$   (0.86)    $    (0.07)  $  (0.87)    $   0.04      $   0.18
                                 =========     ==========   ========     ========      ========
Balance sheet data (at period
end)
Working capital (deficiency)(3)..$  (9,525)    $    4,382   $  2,449     $ (1,736)     $   (104)
Total assets.....................  237,962        190,375     36,533        9,671         7,212
Long-term debt...................  193,984        159,200     16,081        2,118         1,350
Long-term derivative liability...   12,964          9,701      1,032           --            --
Total long-term obligations .....  207,819        170,256     18,528        2,507         1,350
Stockholders' equity (deficit)...   (2,606)         2,235     11,142        4,612         4,296

                                  Seven Month
                                  Transition
                                    Period
                                     Ended                     Fiscal Year Ended
                                   December                         May 31,
                                      31,      ------------------------------------------------
                                     2004         2004       2003(1)     2002(2)        2001
                                   --------       ----       ----        ----           ----
                                                                                     (restated)
                                  (dollars in thousands, except operating data and per share data)

Cash flow statement data
Net cash provided by operating
  Activities..................... $   25,484   $   12,197    $  4,211    $  1,306    $    882
Net cash used in investing
  Activities.....................    (48,814)    (146,834)     (8,804)     (3,494)     (1,567)
Net cash (used in) provided by
  financing activities...........     26,280      135,456       7,205       2,077         762
Other operating data
Gas:
Net sales volume (Bcf)...........       5.01         5.53        1.49        0.51        0.20
Average sales price excluding
  effects of hedging (per mcf)... $     5.74   $     5.19    $   5.66    $   3.34    $   2.64
Average sales price including
  effects of hedging (per mcf)... $     4.83   $     5.04    $   5.30    $   3.63    $   3.07
Expenses: (per mcf)
  Lifting........................ $     0.72   $     0.92    $   0.97    $   0.98    $   1.54 (5)
  Transportation................. $     0.73   $     0.63    $   0.61    $   1.30    $   1.68 (5)
  Production and property tax.... $     0.35   $     0.33    $   0.32    $   0.10    $   0.08 (5)
  General & administrative....... $     0.53   $     0.46    $   0.66    $   0.73    $   0.83 (5)
  Depreciation, depletion &
     amortization................ $     1.53   $     1.38    $   1.22    $   0.79    $   0.85 (5)
Total operating costs (per mcf).. $     3.86   $     3.72    $   3.78    $   3.90    $   4.98 (5)
Net estimated proved reserves
  (Bcf)(4).......................      149.8        133.6        28.3        14.9         5.6
Pretax PV-10 value (millions).... $    401.1   $    318.4    $   69.9    $   17.4    $   15.2
Price used for proved reserve
PV-10
  value (per mcf)................ $     6.30   $     5.95    $   4.80    $   2.78    $   4.00
Other financial data
Capital expenditures............. $   48,814   $  146,834    $  8,804    $  3,494    $  1,567
EBIT(6).......................... $    6,762   $    9,465    $  2,408    $    409    $    899
EBITDA(6)........................ $   14,433   $   17,115    $  4,230    $    810    $  1,155

                                                              Nine Months Ended
                                                                September 30,
                                                           2005               2004
                                                        ---------          ---------
                                                                 (Unaudited)
                                                       (dollars in thousands, except
                                                     operating data and per share data)
Statement of income data
Total revenues...................                       $  38,560          $  34,407
Operating expenses...............                          15,444             11,243
General and administrative expenses                         3,001              2,891
Depreciation, depletion and amortization                   11,294              9,812
                                                        ---------          ---------
Operating income.................                           8,821             10,461
Change in derivative fair value..                           1,215             (4,188)
Interest expense (net) and other.                         (17,294)           (11,427)
Cumulative effect of accounting change                         --                 --
Deferred income tax benefit (expense)                          --                 --
                                                        ---------          ---------
  Net income (loss)..............                       $  (7,258)         $  (5,154)
                                                        =========          =========
  Net income (loss) per common share - basic            $   (1.16)         $   (0.92)
                                                        =========          =========
Balance sheet data (at period end)
Working capital (deficiency)(3)..                       $  (6,451)         $  (4,615)
Total assets.....................                         246,800            210,765
Long-term debt...................                         217,872            177,365
Long-term derivative liability...                          31,289             15,243
Total long-term obligations......                         250,246            193,411
Stockholders' equity (deficit)...                         (72,977)            (9,467)
Cash flow statement data
Net cash provided by operating activities               $   7,567          $  21,771
Net cash used in investing activities                     (26,428)           (30,560)
Net cash (used in) provided by financing activities        17,382             13,123
Other operating data
Gas:
Net sales volume (Bcf)...........                            7.11               6.46
Average sales price excluding effects of hedging
  (per mcf)......................                       $    6.60          $    5.52
Average sales price including
  effects of hedging (per mcf)...                       $    5.10          $    5.05
Expenses: (per mcf)
  Lifting........................                       $    1.03          $    0.79
  Transportation.................                       $    0.83          $    0.64
  Production and property tax....                       $    0.32          $    0.31
  General & administrative.......                       $    0.42          $    0.45
  Depreciation, depletion & amortization                $    1.59          $    1.52
Total operating costs (per mcf)..                       $    4.19          $    3.71
Net estimated proved reserves (Bcf)(4)                        n/a                n/a
Pretax PV-10 value (millions)....                             n/a                n/a
Price used for proved reserve PV-10 value (per mcf)           n/a                n/a
Other financial data

Capital expenditures.............                       $  26,428          $  30,560
EBIT(6)..........................                       $   8,821          $  10,461
EBITDA(6)........................                       $   0,115          $  20,273
----------


(1) Includes results of operations since the dates of acquisition from the June 1, 2003 acquisition of natural gas producing properties, natural gas pipelines and a fleet of trucks and well service equipment, all of which are located in the southeastern Kansas portion of the geological region known as the Cherokee Basin, from Perkins and Willhite and the December 2003 acquisition of certain natural gas properties located in Kansas and Oklahoma for a total consideration of $126 million, subject to certain purchase price adjustments, from Devon Energy Production Company, L.P. and Tall Grass Gas Services, L.L.C.

(2) Includes results of operations from the November 2002 acquisition of STP Cherokee, Inc. since the date of acquisition.

(3)  Excludes derivatives associated with hedge contracts.

(4) Represents proved developed and proved undeveloped gas reserves at period end.

(5) Cost was calculated on a mcfe basis rather than a mcf basis because oil volumes were a significant percentage of overall volumes in this period.

(6) EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) income taxes, cumulative effect of accounting change, change in derivative fair value and gains on sale of assets, EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization, cumulative effect of accounting change, change in derivative fair value and gains on sale of assets. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating our company because they are used as measures to evaluate a company's operating performance before debt expense and cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBIT and EBITDA are not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBIT and EBITDA may be limited by working capital, debt service and capital expenditure requirements, and by restrictions related to legal requirements, commitments and uncertainties. A reconciliation of EBIT and EBITDA to financial net income is as follows:


                                  Seven
                                  Month
                                Transition
                                  Period             Fiscal Year Ended
                                  Ended                   May 31,
                               December 31,-------------------------------------
                                  2004       2004     2003      2002      2001
                                  ----       ----     ----      ----      ----
                             (in  thousands)                          (restated)
Net income (loss)............... $(4,863)  $  (393)  $(3,563)  $  124  $    429
Add: Interest expense...........  10,147     8,063       730      216       158
Less: Interest income...........       9         1       --         3         6
Less: Change in derivative        (1,487)   (2,013)
 fair value.....................                      (4,867)      --        --
Add: Income tax expense.........      --      (245)      374       72       318
Less: Cumulative effect of            --       (28)       --       --        --
 accounting change.............. -------   --------  -------   ------  --------
Earnings before interest and       6,762     9,465
 taxes (EBIT)...................                       2,408      409       899
Add: Depreciation, depletion       7,671     7,650     1,822      401       256
 and amortization............... -------   -------   -------   ------  --------
Earnings before interest,
 taxes and depreciation,
 depletion and amortization
 (EBITDA)....................... $14,433   $17,115   $ 4,230   $  810  $  1,155
                                 =======   =======   =======   ======  ========

                                                           Nine Months Ended
                                                             September 30,
                                                             2005        2004
                                                             ----        ----
                                                               (Unaudited)
                                                             (in thousands)
Net income (loss)....................................     $ (7,258)  $ (5,154)
Add: Interest expense................................       17,305     11,427
Less: Interest income................................           11         --
Less: Change in derivative fair value................        1,215     (4,188)
Add: Income tax expense..............................           --         --
Less: Cumulative effect of accounting change.........           --         --
                                                          ---------  --------
Earnings before interest and taxes (EBIT)............        8,821     10,461
Add: Depreciation, depletion and amortization........       11,294      9,812
                                                          --------   --------
Earnings before interest, taxes and depreciation,
  depletion and amortization (EBITDA)................     $ 20,115   $ 20,273
                                                          ========   ========


                                 USE OF PROCEEDS

      We will receive no proceeds from the sale of the shares by the selling stockholders. We will pay certain expenses related to the registration of the shares of common stock.

                             MARKET FOR COMMON STOCK

      Our common stock trades in the over-the-counter market under the symbol "QRES". From June 8, 1999 until February 23, 2004, our common stock traded on the OTC Bulletin Board. From February 23, 2004 until November 15, 2004, our common stock was traded in the "pink sheets". Since November 15, 2004, our common stock has traded on the OTC Bulletin Board.

      The table set forth below lists the range of high and low bids of our common stock for each of the periods set forth below, as adjusted to reflect the
2.5 to 1 reverse stock split on October 31, 2005. Beginning January 1, 2005, we changed our fiscal year end from May 31 to December 31. Accordingly, the quarterly periods set forth in the table below reflect the change in our fiscal year end. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

                                            Market Price
                                       ------------------------
                                           High         Low
                                       -----------  -----------
         2003 Quarters
         First                         $     9.63         5.70
         Second                             10.00         7.00
         Third                              11.50         7.13
         Fourth                             11.38         8.63
         2004 Quarters
         First                         $    11.50         7.00
         Second                             11.25         8.00
         Third                              12.13         8.75
         Fourth                             18.13        11.75
         2005 Quarters
         First                         $    15.63         7.88
         Second                             10.63         5.28
         Third                              10.75         6.93

         Fourth                             13.75         9.58

        The source for the information contained in the table above is Investools at www.investortoolbox.com. The closing price for our common stock on January 17, 2006 was $14.00.

        As of January 17, 2006, there were approximately 835 holders of record of our common stock, excluding shares held in book-entry form through The Depository Trust Company.



        The payment of dividends on our common stock is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. We have not declared any cash dividends on our common stock for the last two years and do not anticipate paying any dividends on our common stock in the foreseeable future.

        Under our existing credit facilities, we are generally prohibited from paying dividends on our common stock without the consent of our lenders.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


      The following table sets forth information as of January 13, 2006 concerning the shares of common stock beneficially owned by (a) each person known by us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to us by certain selling stockholders, to be the beneficial owner of 5% or more of our outstanding common stock, (b) each of the directors and nominees for election as a director, (c) each of the executive officers named in the summary compensation table in our proxy statement filed with the SEC on May 3, 2005 (except for Mr. Lamb, who resigned as our president effective October 7, 2005) and (d) all current directors and executive officers as a group. If a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by an asterisk in the table. The percentages of ownership and the number of shares beneficially owned are disproportionate due to joint beneficial ownership making the notes following the table essential for a complete understanding of our ownership structure.

                                                 Number of
                                                 Shares of
                                               Common Stock
                                               Beneficially     Percent Of
                                                 Owned(1)         Class
                                               ------------     ----------
Name and Address of Beneficial Owner
Wellington Management Company, LLP(2)
75 State Street
Boston, MA  02109............................... 2,270,600        10.29%

Third Point LLC(3)
390 Park Avenue, 18th Floor
New York, NY 10022.............................. 2,150,812         9.75%

SAB Capital Advisors, L.L.C. (4)
712 Fifth Avenue, 42nd Floor
New York, NY 10019.............................. 1,923,076         8.7%

First Pacific Advisors, Inc.(5)
11400 West Olympic Blvd., Suite 1200
New York, NY 10019.............................. 1,540,000         7.0%

Jerry D. Cash(6)
9520 North May Avenue, Suite 300
Oklahoma City, OK 73120......................... 1,269,238         5.8%

James B. Kite, Jr.(7)(8) .......................   926,157         4.2%

John C. Garrison(7) ............................    76,053          *

Kevin R. White(7) ..............................    10,000          *

Jon H. Rateau(7) ...............................    10,000          *

Ronnie K. Irani(7) .............................    10,000          *

Richard Marlin(9) ..............................     5,363          *

Walter Yuras(10)................................   207,698          *


All Directors and Executive Officers as a
Group (10 Persons).............................. 2,514,509        11.4%
----------
  *     Less than 1%.

(1) The number of shares beneficially owned by the entities above is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

      Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.


(2) Wellington Management Company, LLP ("Wellington") is the investment manager and adviser to clients that own a total of 2,270,600 shares of our common stock and is registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts. None of Wellington's individual clients owns more than 5% of our outstanding shares of common stock.

(3) Third Point LLC ("Third Point") is the investment manager and adviser to hedge funds and other managed accounts that own a total of 2,150,812 shares of our common stock. Except for Third Point Offshore Fund, Ltd., which owns 1,386,312 shares of our common stock, none of the funds or accounts owns more than 5% of our outstanding shares of common stock. Daniel S. Loeb is the Chief Executive Officer of Third Point. Mr. Loeb and Third Point may each be deemed to beneficially own the shares of common stock owned by the hedge funds and managed accounts for which Third Point serves as the investment manager and adviser. On October 14, 2005, Third Point entered into a voting agreement with Mr. Cash in which it agreed to vote the shares it acquired from Mr. Cash on September 30, 2005 as directed in writing by Mr. Cash. In the absence of any such written direction by Mr. Cash, Third Point agreed to abstain from voting the shares purchased from Mr. Cash. The voting agreement expires March 31, 2006.

(4) SAB Capital Advisors, L.L.C. is the general partner of SAB Capital Partners, L.P. and SAB Overseas Master Fund, L.P. Scott A. Bommer is the managing member of SAB Capital Advisors. SAB Capital Partners owns 944,814 shares of our common stock, and the SAB Overseas Master Fund owns 978,262 shares of our common stock. Mr. Bommer and SAB Capital Advisors, L.L.C. may each be deemed to beneficially own the shares of common stock owned by SAB Capital Partners and SAB Overseas Master Fund.

(5) First Pacific Advisors, Inc. ("FPA") is the managing member of two funds that own a total of 1,540,000 shares of our common stock. FPA, in such capacity, has shared dispositive power and is deemed to share beneficial ownership over the shares held by the funds. Neither of the individual funds owns more than 5% of our outstanding shares of common stock.

(6) Includes 200 shares owned by Mr. Cash's wife, Sherry J. Cash and 5,108 shares held in Mr. Cash's retirement account. Mr. Cash does not have voting rights with respect to the shares held in his profit sharing retirement account. Jerry D. Cash disclaims beneficial ownership of the shares owned by Sherry J. Cash. In addition to the shares listed in the table, on October 14, 2005, Mr. Cash has entered into a voting agreement with each of Third Point and Fondren Management LP ("Fondren") pursuant to which they agreed to vote the 227,736 shares of our common stock that they each acquired from Mr. Cash on September 30, 2005 as directed in writing by Mr. Cash. In the absence of any such written direction by Mr. Cash, each of Fondren and Third Point agreed to abstain from voting the shares purchased from Mr. Cash. Each voting agreement expires March 31, 2006. As a result of these voting agreements, Mr. Cash may be deemed to share voting beneficial ownership of these shares with Fondren and Third Point. Mr. Cash disclaims beneficial ownership of these shares.

(7) Includes options to acquire 10,000 shares of our common stock that are immediately exercisable.

(8) Includes 916,517 shares owned by McKown Point LP, a Texas Limited Partnership. Easterly Family Investments LLC is the sole general partner of McKown Point LP. Easterly Family Investments LLC is wholly owned by the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. Mr. Kite and Bank of

      Texas, N.A. are the trustees of the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. Easterly Family Investments LLC, the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. and James B. Kite, Jr. may be deemed to have beneficial ownership of the shares owned by McKown Point LP.

(9) Represents shares held in Mr. Marlin's retirement accounts. Mr. Marlin does not have voting rights with respect to these shares.

(10) Represents shares owned of record by Southwind Resources, Inc. Mr. Yuras owns 100% of the outstanding capital stock of Southwind Resources and accordingly may be deemed to beneficially own the shares that are owned by Southwind Resources.

                            THE SELLING STOCKHOLDERS

      Pursuant to a registration rights agreement dated November 14, 2005, we agreed to file this registration statement with the SEC for the benefit of the selling stockholders. The shares are being registered to permit public trading of the shares (without any restriction as to holding period or volume of such sales). The selling stockholders, or their permitted transferees or other successors in interest, may offer the shares for resale from time to time.

      We did not have a material relationship with any of the selling security holders during the three years prior to their acquisition of our common stock, and have not had a material relationship with any of them since that date through the date of this prospectus.

      We agreed to file this registration statement with the SEC for the benefit of the selling security holders and to use our commercially reasonable efforts to file required amendments and supplements to keep it current and effective until the earlier of:

     o the sale, transfer or other disposition of all of the shares of common stock covered by this registration statement pursuant to this registration statement or pursuant to Rule 144 under the Securities Act;

     o such time as all of the shares of our common stock registered under this registration statements and not held by affiliates of us are, in the opinion of our counsel, eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act;

     o the shares covered by this registration statement have been sold to us or any of our subsidiaries; or

     o the second anniversary of the initial effective date of this registration statement.


      The table below shows the number of shares owned by the selling stockholders based upon information they have provided to us as of January 13, 2006. We cannot estimate the number of shares the selling stockholders will hold after completion of this offering because they may sell all or a portion of the shares and there are currently no agreements, arrangements or understandings with respect to the number of shares to be sold by them. We have assumed for purposes of this table that none of the shares offered by this prospectus will be held by the selling stockholders after the completion of this offering. This information is based solely on information provided by or on behalf of the selling security holders set forth below, and we have not independently verified the information.


------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
E. Peter Hoffman, Jr.          320,000              240,000              80,000
------------------------- ------------------- -------------------- -------------------
Ty T. Hartwig                  160,000              160,000                0
------------------------- ------------------- -------------------- -------------------
Fondren Partners LP            361,432              125,308             236,124
------------------------- ------------------- -------------------- -------------------
Fondren Partners                68,348              28,538               39,810
Offshore LTD
------------------------- ------------------- -------------------- -------------------
Drake Associates L.P.           30,000              30,000                 0
------------------------- ------------------- -------------------- -------------------
David R. Edelman                2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Robert H. Smith                 7,700                7,700                 0
------------------------- ------------------- -------------------- -------------------
Stratford Partners, L.P.        35,000              35,000                 0
------------------------- ------------------- -------------------- -------------------
Ronald L. Gallatin              40,000              40,000                 0
------------------------- ------------------- -------------------- -------------------
Edward J. Nusrala               10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------
Surfgear and Co.               244,600              244,600                0
------------------------- ------------------- -------------------- -------------------
Surfline and Co.               140,100              140,100                0
------------------------- ------------------- -------------------- -------------------
JAM Investments, LLC            4,000                4,000                 0
------------------------- ------------------- -------------------- -------------------
HFR HE Systematic               66,480              66,480                 0
Master Trust
------------------------- ------------------- -------------------- -------------------
Creve & Co.                     15,000              15,000                 0
------------------------- ------------------- -------------------- -------------------
Kayne Anderson                  50,000              50,000                 0
Non-Traditional
Investments LP
------------------------- ------------------- -------------------- -------------------
ARBCO Associates, LP            50,000              50,000                 0
------------------------- ------------------- -------------------- -------------------
Charles Amodei Post             1,700                1,700                 0
------------------------- ------------------- -------------------- -------------------
VentureSim, Inc.                7,700                7,700                 0
------------------------- ------------------- -------------------- -------------------
Martin Hirschhorn               10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------
Richard Feinberg                17,500              17,500                 0
------------------------- ------------------- -------------------- -------------------
Howard C. Bluver IRA R/O        1,900                1,900                 0
------------------------- ------------------- -------------------- -------------------
Gary Kaplowitz                  80,000              80,000                 0
------------------------- ------------------- -------------------- -------------------
Richard S. Bodman               7,700                7,700                 0
Revocable Trust, dated
9/1/1998
------------------------- ------------------- -------------------- -------------------

Hedge Capital Partners          99,000              99,000                 0
LLC
------------------------- ------------------- -------------------- -------------------

Bennett Family LLC              5,700                5,700                 0
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Johnson Revocable               10,000              10,000                 0
Living Trust dtd
5/18/98, Richard &
Clasina Johnson trustees
------------------------- ------------------- -------------------- -------------------
Dwayne Donald Barfell           3,800                3,800                 0
and Margaret Lynn Harris
------------------------- ------------------- -------------------- -------------------
F. Ferguson Locke               7,600                7,600                 0
------------------------- ------------------- -------------------- -------------------
John M. & Patricia D.           11,500              11,500                 0
Coleman
------------------------- ------------------- -------------------- -------------------
Daniel W. & Constance           3,800                3,800                 0
R. Huthwaite
------------------------- ------------------- -------------------- -------------------
Steven R. Rothstein             30,000              30,000                 0
------------------------- ------------------- -------------------- -------------------
CastleRock Partners II,         15,320              15,320                 0
L.P.
------------------------- ------------------- -------------------- -------------------
CastleRock Partners,           178,040              178,040                0
L.P.
------------------------- ------------------- -------------------- -------------------
CastleRock Fund, Ltd.          111,720              111,720                0
------------------------- ------------------- -------------------- -------------------
L.H. Rich Companies             6,000                6,000                 0
------------------------- ------------------- -------------------- -------------------
Bermuda Partners LP             28,440              28,440                 0
------------------------- ------------------- -------------------- -------------------
Global Cap Ltd. Inc.            10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------
Darryl W. Copeland Jr.          4,000                4,000                 0
------------------------- ------------------- -------------------- -------------------
HedgEnergy Master Fund,        125,000              125,000                0
L.P.
------------------------- ------------------- -------------------- -------------------
Robert C. Kettler               15,300              15,300                 0
------------------------- ------------------- -------------------- -------------------
Stuckey Timberland, Inc.        7,700                7,700                 0
------------------------- ------------------- -------------------- -------------------
Natelli Communities             7,700                7,700                 0
Limited Partnership
------------------------- ------------------- -------------------- -------------------
Ironman Energy Capital,         30,000              30,000                 0
L.P.
------------------------- ------------------- -------------------- -------------------
Vestal Venture Capital          22,000              22,000                 0
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Flanagan Family Limited         7,700                7,700                 0
Partnership
------------------------- ------------------- -------------------- -------------------
James Moeser IRA R/O            3,000                3,000                 0
------------------------- ------------------- -------------------- -------------------
Edward Fox IRA                  7,700                7,700                 0
------------------------- ------------------- -------------------- -------------------

Falcon Fund QP, L.P.           465,900              250,000             215,900
------------------------- ------------------- -------------------- -------------------


Robert Feinberg                 10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------
Bard Micro-Cap Value            2,000                2,000                 0
Fund LP
------------------------- ------------------- -------------------- -------------------
Joseph H. Ballway               2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
William G. Escamilla            1,500                1,500                 0
------------------------- ------------------- -------------------- -------------------
Sidney N. Herman                2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Robert S. Steinbaum             2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Joanne G. Bloom IRA             2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Susan W. McMillan IRA           3,000                3,000                 0
------------------------- ------------------- -------------------- -------------------
William K. Kellogg III          1,500                1,500                 0
IRA
------------------------- ------------------- -------------------- -------------------
Pierrepont Trust, MSP-32        2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Ralph A.L. Bogan Trust          2,500                2,500                 0
------------------------- ------------------- -------------------- -------------------
Katharine Bard Dickson          5,000                5,000                 0
& Mark A. Dickson
------------------------- ------------------- -------------------- -------------------
Lorenz and Laura                1,500                1,500                 0
Reibling Trust
------------------------- ------------------- -------------------- -------------------
Laurie M. Harmon Trust          2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Suzanne R. Davis                1,500                1,500                 0
------------------------- ------------------- -------------------- -------------------
Third Point Partners LP        279,000              248,500              30,500
------------------------- ------------------- -------------------- -------------------
Third Point Partners           131,500              118,000              13,500
Qualified L.P.
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Third Point Resources LP        79,000              70,000               9,000
------------------------- ------------------- -------------------- -------------------
Third Point Offshore          1,386,312            1,234,076            152,236
Fund Ltd
------------------------- ------------------- -------------------- -------------------
Third Point Ultra Ltd          143,500              136,000              7,500
------------------------- ------------------- -------------------- -------------------
Third Point Resources          131,500              116,500              15,000
Ltd
------------------------- ------------------- -------------------- -------------------
Kenneth F. Rupp Roth            1,000                1,000                 0
IRA, Bear Stearns Sec
Corp custodian
------------------------- ------------------- -------------------- -------------------
Johanne S. Rupp IRA             3,000                3,000                 0
R/O, Bear Stearns Sec
Corp custodian
------------------------- ------------------- -------------------- -------------------
Leonard M. Herman Trust         5,000                5,000                 0
------------------------- ------------------- -------------------- -------------------
T. Michael & Patricia           1,500                1,500                 0
Johnson
------------------------- ------------------- -------------------- -------------------
The WBJ Revocable Trust         1,500                1,500                 0
------------------------- ------------------- -------------------- -------------------
Carol Clark Coolidge            2,500                2,500                 0
------------------------- ------------------- -------------------- -------------------
Point Venture LLC               1,000                1,000                 0
------------------------- ------------------- -------------------- -------------------
DeFrees & Fiske                 2,500                2,500                 0
Retirement Trust
------------------------- ------------------- -------------------- -------------------
Henry Flynn                     2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Gordon K. Kapes                 2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Anne R. Brown                   2,500                2,500                 0
Irrevocable Trust
------------------------- ------------------- -------------------- -------------------
John Bard Manulis               2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Bell Partnership                2,000                2,000                 0
Retirement PL
------------------------- ------------------- -------------------- -------------------
M. Edward Sellers &             2,000                2,000                 0
Suzan D. Boyd
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Leland D. Boddy Roth IRA        2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Anne H. Ross                    2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
The Bourquin Family             2,000                2,000                 0
Trust
------------------------- ------------------- -------------------- -------------------
Rosemary Steinbaum              1,500                1,500                 0
------------------------- ------------------- -------------------- -------------------
Balie M. Ross                   1,500                1,500                 0
------------------------- ------------------- -------------------- -------------------
Gary R. Fairhead                2,500                2,500                 0
------------------------- ------------------- -------------------- -------------------
S. Donald Harlan, III           5,000                5,000                 0
------------------------- ------------------- -------------------- -------------------

Boston Partners Asset          712,685              600,000             112,685
Management, LLC
------------------------- ------------------- -------------------- -------------------

Mark Ristow Roth IRA            1,000                1,000                 0
#75096206, Bear Stearns
Sec Corp Custodian
------------------------- ------------------- -------------------- -------------------
Rebecca Ristow Roth IRA         1,000                1,000                 0
#75096205, Bear Stearns
Securities Corp.
Custodian
------------------------- ------------------- -------------------- -------------------
The William K. Warren           30,000              30,000                 0
Foundation
------------------------- ------------------- -------------------- -------------------

Le Roy Eakin III and            11,500              11,500                 0
Lindsay Eakin JTWROS
------------------------- ------------------- -------------------- -------------------

Spring Street Partners,         15,000              15,000                 0
L.P.
------------------------- ------------------- -------------------- -------------------


Thomas B. Parsons               1,000                1,000                 0
------------------------- ------------------- -------------------- -------------------
Thomas P. & Lucy G.             4,000                4,000                 0
Gies JTWROS
------------------------- ------------------- -------------------- -------------------
Felix R. Harke                  1,730                1,730                 0
------------------------- ------------------- -------------------- -------------------
Elizabeth Susan Sexworth         400                  400                  0
------------------------- ------------------- -------------------- -------------------
Peter Westover Helms             667                  667                  0
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Bridgette Megan Helms            667                  667                  0
------------------------- ------------------- -------------------- -------------------
Stephen Harrison                 670                  670                  0
------------------------- ------------------- -------------------- -------------------
Christine J. Harrison            670                  670                  0
------------------------- ------------------- -------------------- -------------------
GAM Arbitrage                   94,300              94,300                 0
Investments Inc.
------------------------- ------------------- -------------------- -------------------
AG Super Fund                   59,400              59,400                 0
International Partners,
L.P.
------------------------- ------------------- -------------------- -------------------
Nutmeg Partners, L.P.           33,700              33,700                 0
------------------------- ------------------- -------------------- -------------------
AG MM, L.P.                     17,600              17,600                 0
------------------------- ------------------- -------------------- -------------------
AG Super Fund, L.P.            223,100              223,100                0
------------------------- ------------------- -------------------- -------------------
AG Princess, L.P.               13,500              13,500                 0
------------------------- ------------------- -------------------- -------------------
AG CNG Fund, L.P.               25,700              25,700                 0
------------------------- ------------------- -------------------- -------------------
Commonfund Event-Driven         12,500              12,500                 0
Company
------------------------- ------------------- -------------------- -------------------
PHS Patriot Fund, L.P.          6,700                6,700                 0
------------------------- ------------------- -------------------- -------------------
PHS Bay Colony Fund,            13,500              13,500                 0
L.P.
------------------------- ------------------- -------------------- -------------------
United Capital                  19,231              19,231                 0
Management, Inc.
------------------------- ------------------- -------------------- -------------------
John Whalen & Linda D.          3,800                3,800                 0
Rabbitt
------------------------- ------------------- -------------------- -------------------
Rider Fund, LP                  25,000              25,000                 0
------------------------- ------------------- -------------------- -------------------
Bert Fingerhut Roth IRA         7,000                7,000                 0
------------------------- ------------------- -------------------- -------------------
Caroline Hicks Roth IRA         3,000                3,000                 0
------------------------- ------------------- -------------------- -------------------
Henry Ripp IRA                  6,000                6,000                 0
------------------------- ------------------- -------------------- -------------------
Endeavor Asset                  10,000              10,000                 0
Management, L.P.
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Magnetar Capital Master        825,908              692,308             133,600
Fund, Ltd
------------------------- ------------------- -------------------- -------------------
Daniel & Pauline                3,000                3,000                 0
Paladino
------------------------- ------------------- -------------------- -------------------
Peter H. Huizenga              154,000              154,000                0
------------------------- ------------------- -------------------- -------------------
HCM Energy Holdings, LLC        38,500              38,500                 0
------------------------- ------------------- -------------------- -------------------
Allied Funding, Inc.            11,538              11,538                 0
------------------------- ------------------- -------------------- -------------------
Steven Alonso                   3,500                3,500                 0
------------------------- ------------------- -------------------- -------------------
Investors of America,          750,000              750,000                0
Limited Partnership
------------------------- ------------------- -------------------- -------------------
Brian Wilmovsky                 1,730                1,730                 0
------------------------- ------------------- -------------------- -------------------
Bay Pond Investors              42,800              42,800                 0
(Bermuda) L.P.*
------------------------- ------------------- -------------------- -------------------
Spindrift Investors            411,800              411,800                0
(Bermuda) L.P.*
------------------------- ------------------- -------------------- -------------------
British Columbia                36,200              35,300                900
Investment Management
Corporation (nominee:
Hare & Co.)*
------------------------- ------------------- -------------------- -------------------
Laborers' District              12,400              12,100                300
Council and
Contractors' of Ohio
Pension Fund (nominee:
Tarp & Co.)*
------------------------- ------------------- -------------------- -------------------
Howard Hughes Medical           67,700              65,800               1,900
Institute (nominee: Mac
& Co.)*
------------------------- ------------------- -------------------- -------------------
Oregon Investment              118,300              115,200              3,100
Council (nominee:
Westcoast & Co.)*
------------------------- ------------------- -------------------- -------------------
New York Nurses                 39,300              38,200               1,100
Association Pension
Fund (nominee: Ell &
Co.)*
------------------------- ------------------- -------------------- -------------------

                                       23


------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
The Retirement Program          51,100              49,600               1,500
Plan for Employees of
Union Carbide
Corporation (nominee:
Kane & Co.)*
------------------------- ------------------- -------------------- -------------------
Global Natural                 182,600              182,600                0
Resources III*
------------------------- ------------------- -------------------- -------------------
Placer Creek Partners,          71,100              71,100                 0
L.P.*
------------------------- ------------------- -------------------- -------------------
Placer Creek Investors          60,100              60,100                 0
(Bermuda) L.P.*
------------------------- ------------------- -------------------- -------------------
Radian Group Inc.               12,400              12,000                400
(nominee: Ell & Co.)*
------------------------- ------------------- -------------------- -------------------
Public Sector Pension           88,100              85,800               2,300
Investment Board
(nominee: Mac & Co.)*
------------------------- ------------------- -------------------- -------------------
WTC-CIF Emerging               126,100              122,700              3,400
Companies Portfolio
(nominee: Finwell &
Co.)*
------------------------- ------------------- -------------------- -------------------
The Dow Chemical                67,300              65,400               1,900
Employees' Retirement
Plan (nominee: Kane &
Co.)*
------------------------- ------------------- -------------------- -------------------
WTC-CTF Emerging               117,900              114,800              3,100
Companies Portfolio
(nominee: Landwatch &
Co.)*
------------------------- ------------------- -------------------- -------------------
Bay Pond Partners, L.P.*       136,700              136,700                0
------------------------- ------------------- -------------------- -------------------
The Robert Wood Johnson         78,200              75,900               2,300
Foundation (nominee:
Benchworthy & Co.)*
------------------------- ------------------- -------------------- -------------------
Spindrift Partners,            346,900              346,900                0
L.P.*
------------------------- ------------------- -------------------- -------------------

                                       24


------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Ohio Carpenters'                21,300              20,800                500
Pension Fund (nominee:
Hammerhead & Co.)*
------------------------- ------------------- -------------------- -------------------
Gregory M. Luce                 1,600                1,600                 0
------------------------- ------------------- -------------------- -------------------
Juliet Elizabeth Horn           2,300                2,300                 0
------------------------- ------------------- -------------------- -------------------
Michael Horn                    2,300                2,300                 0
------------------------- ------------------- -------------------- -------------------
Nadine Grelsamer                5,000                5,000                 0
------------------------- ------------------- -------------------- -------------------
The Northwestern Mutual        960,000              960,000                0
Life Insurance Company
------------------------- ------------------- -------------------- -------------------
Daryll & Jennifer               1,922                1,922                 0
Marshall-Inman
------------------------- ------------------- -------------------- -------------------
Andres Esteban Toro &           12,500              12,500                 0
Cassie Toro
------------------------- ------------------- -------------------- -------------------
Rockbay Capital Fund,           9,606                9,606                 0
LLC
------------------------- ------------------- -------------------- -------------------
Rockbay Capital                154,804              154,804                0
Institutional Fund, LLC
------------------------- ------------------- -------------------- -------------------
Rockbay Capital                412,513              412,513                0
Offshore Fund, Ltd.
------------------------- ------------------- -------------------- -------------------
SAB Capital Partners,          944,814              944,814                0
L.P.
------------------------- ------------------- -------------------- -------------------
SAB Overseas Master            978,262              978,262                0
Fund, L.P.
------------------------- ------------------- -------------------- -------------------
James & Susan Locke TBE         16,500              16,500                 0
------------------------- ------------------- -------------------- -------------------
Jerald & Francine Siegel        1,000                1,000                 0
------------------------- ------------------- -------------------- -------------------
Peter L. Kreeger                10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------
Peterson Investment             38,000              38,000                 0
Trust
------------------------- ------------------- -------------------- -------------------
FPA Hawkeye Fund**             718,600              693,000              25,600
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
FPA Hawkeye - 7 Fund**         878,400              847,000              31,400
------------------------- ------------------- -------------------- -------------------
Norman Rothstein                50,000              50,000                 0
------------------------- ------------------- -------------------- -------------------
Hale S. Irwin                   2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
Alvin Jackson Mills Jr.         2,000                2,000                 0
------------------------- ------------------- -------------------- -------------------
J. Steven Emerson Roth         267,000              200,000              67,000
IRA
------------------------- ------------------- -------------------- -------------------
J. Steven Emerson R/O          266,100              200,000              66,100
IRA II
------------------------- ------------------- -------------------- -------------------
Cynthia Rothstein               30,000              30,000                 0
------------------------- ------------------- -------------------- -------------------
Moore Macro Fund, L.P.         384,615              384,615                0
------------------------- ------------------- -------------------- -------------------
LM Moore Fund, L.P.            153,846              153,846                0
------------------------- ------------------- -------------------- -------------------
Edward & Jill Im JTWROS         1,922                1,922                 0
------------------------- ------------------- -------------------- -------------------
James Anthony & Phyllis         5,000                5,000                 0
K. Syme
------------------------- ------------------- -------------------- -------------------
A. Bartley & Maud S.            4,000                4,000                 0
Bryt
------------------------- ------------------- -------------------- -------------------
Clark A. & Donna L.             10,000              10,000                 0
Beebe
------------------------- ------------------- -------------------- -------------------
Neal Henschel                   1,000                1,000                 0
------------------------- ------------------- -------------------- -------------------
EBS Microcap Partners -         21,000              21,000                 0
Combined Portfolio
------------------------- ------------------- -------------------- -------------------
EBS Partners - Combined         93,000              93,000                 0
Portfolio
------------------------- ------------------- -------------------- -------------------
R&D Investment                  26,000              26,000                 0
Partnership - Combined
Portfolio
------------------------- ------------------- -------------------- -------------------
John O. McManus                 10,000              10,000                 0
------------------------- ------------------- -------------------- -------------------

------------------------- ------------------- -------------------- -------------------
                           Number of Shares                         Number of Shares
                                  of                                       of
                             Common Stock     Number of Shares of     Common Stock
                            Owned Prior to       Common Stock          Owned Upon
    Name of Selling              this         Offered Under this   Completion of the
      Stockholder              Offering           Prospectus            Offering
------------------------- ------------------- -------------------- -------------------
Terry P. Murphy Trust           1,538                1,538                 0
------------------------- ------------------- -------------------- -------------------
John E. Montgomery               769                  769                  0
------------------------- ------------------- -------------------- -------------------
Margaret M. Thrower             7,000                7,000                 0
------------------------- ------------------- -------------------- -------------------
Thomas and Kristan First        4,000                4,000                 0
------------------------- ------------------- -------------------- -------------------
Jennifer Elizabeth              2,300                2,300                 0
Cottingham
------------------------- ------------------- -------------------- -------------------
Georgetown Preparatory          7,700                7,700                 0
School Inc.
------------------------- ------------------- -------------------- -------------------
         Total:              16,916,799           15,658,144            1,258,655
------------------------- ------------------- -------------------- -------------------


* Wellington Management Company, LLP ("Wellington") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

** First Pacific Advisors, Inc. ("FPA") has beneficial ownership with FPA Hawkeye Fund and FPA Hawkeye - 7 Fund, as FPA is the managing member of the two funds and has shared dispositive power over the funds.


      The selling security holders identified above may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which the information in the table is presented. Information concerning the selling security holders may change from time to time and any such changed information will be set forth in prospectus supplements or, to the extent required, post-effective amendments to the registration statement.

      Each selling security holder who is an affiliate of a broker-dealer has informed us that such selling security holder purchased the securities in the ordinary course of business and, at the time of the purchase of the securities, did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

                              PLAN OF DISTRIBUTION

      The shares offered by this prospectus may be sold or distributed from time to time by the selling stockholders or their permitted transferees or other successors in interest, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire shares as principals and will act independently of us in making decisions with respect to the timing, manner and size of each sale.

      The shares may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to the prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    otherwise negotiated prices.

      The shares may be sold by one or more of, or a combination of, the following methods, in addition to any other method permitted under this prospectus, to the extent permitted by applicable law:

     o a block trade in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

     o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market and the over-the-counter market;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

     o    privately negotiated transactions;

     o    by pledge to secure debts or other obligations;

     o    put or call transactions;

     o    to cover hedging transactions; or

     o    underwritten offerings.

      If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

      In connection with the sale of shares, the selling stockholders may, subject to the terms of their agreement with us and applicable law, (i) enter into transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume,
(ii) sell short or deliver shares to close out positions or (iii) loan shares to brokers, dealers or others that may in turn sell such shares. The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer of the shares. The broker-dealer or other financial institution may then resell or transfer these shares through this prospectus. The selling stockholders may also loan or pledge their shares to a broker-dealer or other financial institution. The broker-dealer or other financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged or, upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker, dealer or other financial institution may use shares pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowing of shares, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowing of shares. Some or all of the shares offered in this prospectus may also be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers, in connection with any sales to or through an underwriter, may be changed at different times. To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling security holders.

      The selling stockholders may pay usual and customary or specifically negotiated underwriting discounts and concessions or brokerage fees or commissions in connection with their sales. The selling stockholders have agreed not to use the registration statement of which this prospectus forms a part for purposes of an underwritten offering without our consent.

      The selling stockholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

      Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling stockholders or any purchaser relating to the purchase or sale of shares under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act, relating to the sale of any shares.

      We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

      To the extent required by the Securities Act, a prospectus supplement or amendment will be filed and disclose the specific number of shares of common stock to be sold, the name of the selling stockholders, the purchase price, the public offering price, the names of any agent, dealer or underwriter, and any applicable commissions paid or discounts or concessions allowed with respect to a particular offering and other facts material to the transaction.

      We have agreed to bear certain expenses of registration of the common stock under federal and state securities laws and of any offering and sale hereunder but not certain other expenses, such as discounts and commissions of underwriters, brokers, dealers or agents attributable to the sale of the shares, and fees and disbursements of any counsel, advisors or experts retained by or on behalf of any selling stockholders. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the common stock sold, less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by us.

      We have agreed to indemnify the selling security holders against certain liabilities, including certain liabilities under the Securities Act, and to contribute to payments the selling security holders may be required to make in respect thereof.

      We may suspend the use of this prospectus and any supplements hereto upon any event or circumstance which necessitates the making of any changes in the registration statement or prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      The shares may be sold through registered or licensed brokers or dealers if required under applicable state securities laws.

      Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under that rule rather than pursuant to this prospectus.

      We cannot assure you that the selling stockholders will sell any or all of the common stock offered hereunder.

                              FUTURE TRANSACTIONS

     Pursuant to an engagement letter entered into between us and Friedman, Billings, Ramsey and Co., Inc. (FBR) in connection with the private placement that was completed in November 2005, we granted to FBR a right of first refusal to act in certain transactions we enter into or contemplate in which we retain an investment banker, underwriter or placement agent. The compensation to be received by FBR in connection with such transactions would be determined by agreement between us and FBR, subject to the terms of the engagement letter.


                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus is being passed upon by Schreck Brignone, Las Vegas, Nevada.

                                     EXPERTS

      The financial statements as of May 31, 2004 and for each of the two fiscal years in the period ended May 31, 2004, and as of December 31, 2004 and for the seven month transition period ended December 31, 2004, incorporated by reference in this prospectus, have been audited by Murrell, Hall, McIntosh & Co., PLLP, an independent registered public account firm, as stated in their report in our Annual Report on Form 10-KSB/A (Amendment No.2) for the seven month transition period ended December 31, 2004.

      The statements of revenue and expenses for the two years ended May 31, 2003 for the oil and gas properties acquired from Devon Energy Production Company, L.P. and Tall Grass Gas Services, L.L.C. on December 23, 2003, incorporated by reference in this prospectus have been audited by Murrell, Hall, McIntosh & Co., PLLP, an independent registered public accounting firm, as stated in their report filed as Exhibit 99.1 to our Form 8-K/A filed September 21, 2004.

      The information included or incorporated by reference in this prospectus as of July 1, 2005, December 31, 2004, May 31, 2004 and May 31, 2003, relating to our total gas supply and our owned gas reserves is derived from reserve reports prepared or reviewed by Cawley, Gillespie & Associates, Inc., of Ft. Worth, Texas.

      This information is included or incorporated by reference in this prospectus in reliance upon these firms as experts in matters contained in the reports.

                         HOW TO OBTAIN MORE INFORMATION

      We file annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information which does not appear in this prospectus. You may read and copy any materials we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us at http://www.sec.gov.

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site.

                 INCORPORATION OF INFORMATION FILED WITH THE SEC

      The SEC allows us to "incorporate by reference" into this prospectus, which means that we may disclose important information to you by referring you to other documents that we have filed with the SEC. We are incorporating by reference into this prospectus the following documents filed with the SEC:

     o Our Annual Report on Form 10-KSB/A (Amendment No. 2) for the transition period ended December 31, 2004;

     o    Our Proxy Statement filed with the SEC on May 3, 2005;

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

     o    Our Current Reports on Form 8-K filed on September 21, 2004 (including
          Exhibit 99.1 thereto), February 17, 2005, February 23, 2005, April 19, 2005, July 26, 2005, July 29, 2005, August 12, 2005, October 7, 2005,
          October 18, 2005, November 8, 2005, November 14, 2005, November 18, 2005 and December 9, 2005;

     o The description of our common stock contained in our registration statement on Form 8-A12G/A (Amendment No. 2) filed with the SEC on December 7, 2005.

     Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     The following information contained in documents described above is not incorporated herein by reference: (i) certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and (ii) any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section (except the information in Part I of our Quarterly Reports on Form 10-Q).

     Documents incorporated by reference are available from us without charge, excluding any exhibit to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                           Quest Resource Corporation
                          9520 N. May Avenue, Suite 300
                          Oklahoma City, Oklahoma 73120
                                 (405) 488-1304
                                 dgrose@qrcp.net


     You may also access these documents on our website at http://www.qrcp.net/secreports.html.

                          GLOSSARY OF NATURAL GAS TERMS

The following is a description of the meanings of some of the oil and gas industry terms used in this offering memorandum.

Bcf. Billion cubic feet of natural gas.

Bcfe. Billion cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

CBM. Coal bed methane.

Completion. The installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Frac/Fracturing. The method used to increase the deliverability of a well by pumping a liquid or other substance into a well under pressure to crack and prop open the hydrocarbon formation.

Gathering system. Pipelines and other equipment used to move natural gas from the wellhead to the trunk or the main transmission lines of a pipeline system.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

mcf. Thousand cubic feet of natural gas.

mcfe. Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

mmcf. Million cubic feet of natural gas.

mmcfe. Million cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Net acres or net wells. The sum of the fractional working interests owned in gross acres or well, as the case may be.

Perforation. The making of holes in casing and cement (if present) to allow formation fluids to enter the well bore.

Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Proved developed non-producing reserves. Proved developed reserves that are expected to be recovered from zones behind casings in existing wells.

Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved undeveloped reserves or PUD. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

PV-10 or present value of estimated future net revenues. An estimate of the present value of the estimated future net revenues from proved gas reserves at a date indicated after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of federal income taxes. The estimated future net revenues are discounted at an annual rate of 10% in accordance with the SEC's practice, to determine their "present value." The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates of future net revenues are made using oil and natural gas prices and operating costs at the date indicated and held constant for the life of the reserves.

Reserve life index. This index is calculated by dividing total proved reserves by the production from the previous year to estimate the number of years of remaining production.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

scf. Standard cubic feet of natural gas.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil or gas regardless of whether or not such acreage contains proved reserves.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

--------------------------------------------------------------------------------


                           --------------------------




                                15,658,144 Shares

                           Quest Resource Corporation

                                  Common Stock

                           --------------------------

                                   PROSPECTUS



                                            , 2006



--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

      The estimated expenses to be borne by us in connection with the offering are as follows:

                                                            Amount to be
                                                                Paid
                                                           ---------------

   Securities and Exchange Commission registration fee   $     22,032
   NASD filing fee                                             21,090
   Accounting fees and expenses                                 8,000
   Legal fees and expenses                                     25,000
   Miscellaneous expenses (including printing expenses)        25,000
                                                           ---------------

   Total                                                 $    101,122
                                                           ===============

Item 14.    Indemnification of Directors and Officers

      Section 1 of Article X of our Articles of Incorporation, as amended, provides for indemnification of our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      Section 2 of Article X of our Articles of Incorporation, as amended, provides for indemnification of any person against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit by or in the right of the corporation if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, unless such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the corporation. However, a court overseeing such action may nonetheless determine that despite finding such person liable, such person shall be entitled to indemnification.

      We also maintain, and intend to continue to maintain, insurance for the benefit of our directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

      Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

      Subsection 2 of Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Subsection 3 of Section 78.7502 of the Nevada Revised Statutes further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

      Section 78.751 of the Nevada Revised Statutes provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

      Section 78.751 of the Nevada Revised Statutes further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

      Finally, Section 78.752 of the Nevada Revised Statutes provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 15.    Recent Sales of Unregistered Securities.

      The number of shares listed below have been adjusted to give effect to the
2.5 to 1.0 reverse stock split that was effective October 31, 2005.

Calendar Year 2005

      On November 7, 2005, we entered into a Purchase/Placement Agreement (the "Purchase/Placement Agreement") with Freidman Billings Ramsey, or FBR, for the purchase of up to 14,650,000 shares of our common stock. The shares of our common stock purchased by FBR were immediately resold in a private transaction by FBR to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended, or in transactions outside the U.S. pursuant to Regulation S. In addition, FBR also acted as placement agent for the sale of our common stock with accredited investors pursuant to Regulation D. Pursuant to the Purchase/Placement Agreement, FBR also had the option for 30 days to purchase or place an additional 1,465,000 shares of our common stock in the transaction to cover additional allotments that may be made in connection with the sale of the initial shares. On November 9, 2005, the initial purchaser/placement agent provided notice of its intention to exercise a portion of the above-referenced option with respect to an additional 608,144 shares of our common stock. This made the total number of shares sold in the private transaction on November 14, 2005, 15,258,144. The option with respect to the remaining shares expired on December 7, 2005.

      The sale of our common stock pursuant to the private transaction closed on November 14, 2005 and was not registered under the Securities Act, as amended, pursuant to Rule 144A, Regulation S and Regulation D.

      Our gross proceeds in the private transaction contemplated by the Purchase/Placement Agreement were $198,355,872 (this amount includes the gross proceeds from the sale of the additional 608,144 shares of common stock and does not include the gross proceeds from the sale of the remaining shares of common stock available under the option). After deducting FBR's discount and placement fees and commissions of approximately $13,884,911 and paying other estimated expenses of $1,000,000 associated with the transaction, our net proceeds were approximately $183.4 million (this amount includes the net proceeds from the sale of the additional 608,144 shares of common stock and does not include the net proceeds from the sale of the remaining shares of common stock available under the option).


      Between July 20, 2005 and August 10, 2005, we sold 400,000 shares of our common stock to two individual accredited investors in exchange for $2 million cash.

      On November 7, 2002, we issued a warrant to Wells Fargo Energy Capital ("Wells Fargo") for 640,000 shares of our common stock with an exercise price of $0.001 per share in connection with entering into a credit agreement with Wells Fargo. On April 6, 2005, Wells Fargo exercised the warrant with respect to all 640,000 shares of common stock for which the warrant was exercisable. Wells Fargo elected to do a "cashless exercise" of the warrant such that the purchase price of $0.0025 per share for the 640,000 shares of common stock was paid by Wells Fargo by reducing the number of shares of common stock issuable to Wells Fargo upon such exercise by a number which, when multiplied by the market price of our common stock on the exercise date ($10.00 after giving effect to the reverse stock split) equaled the purchase price. As a result of Wells Fargo's "cashless exercise" of the warrant, we issued to Wells Fargo 639,840 shares of its common stock.


Seven Month Transition Period Ended December 31, 2004

      On August 23, 2004, we granted a total of 10,000 shares of our common stock to Mr. John Garrison as compensation for services on our audit committee during the period from June 6, 2003 to May 31, 2005. Of the shares granted, 6,800 shares (with a value of $62,000 for financial reporting purposes) were initially issued. The remaining 3,200 shares were restricted and subject to forfeiture in the event that Mr. Garrison resigned from our audit committee before May 31, 2005 and were issued after the restriction lapsed.

      On November 8, 2004, we issued 48,000 shares of common stock for $480,000 in cash to ten accredited investors.

Fiscal Year Ended May 31, 2004

      Effective June 1, 2003, we issued 200,000 shares of our common stock to Perkins Oil Enterprises, Inc. and E. Wayne Willhite Energy, L.L.C. in connection with the acquisition of all of the issued and outstanding capital stock of Producers Service, Inc. Producers Service and its wholly owned subsidiary, J-W Gas Gathering, L.L.C., owned, or controlled the operational rights to, approximately 274 miles of natural gas gathering pipelines. J-W Gas Gathering also owned a fleet of trucks and well servicing equipment, and a shop building in Howard, Kansas. In a related transaction, we acquired approximately 15,000 acres of natural gas properties containing an estimated 3.8 Bcf of net proved natural gas reserves for approximately $2.0 million in cash, which was paid to entities owned by James R. Perkins and E. Wayne Willhite. These properties consisted of approximately 53 natural gas leases in Chautauqua, Montgomery and Elk Counties of southeastern Kansas.

      On September 1, 2003, we issued 9,060 shares of common stock to four individuals as payment for approximately $62,483 worth of services rendered to us.

      On September 8, 2003, we issued 58,824 shares of common stock for $500,000 in cash in order to satisfy working capital needs.

      On May 1, 2004, we issued 4,200 shares of common stock to one individual as payment for approximately $31,080 worth of services rendered to us.

      During fiscal year 2004, $180,000 of our existing convertible debentures were converted into 28,404 shares of common stock in accordance with the terms of the debentures.

Fiscal Year Ended May 31, 2003

      In June 2002, a total of 19,143 shares of common stock were sold in a private placement to two individual accredited investors for $61,000.

      On October 17, 2002, a convertible promissory note of the Company issued on May 25, 1999 to an individual for $50,000 was converted into 20,000 shares of common stock in accordance with its conversion terms.

      On November 2, 2002, the Company issued a total of 24,000 shares of common stock to its three directors, Mr. Lamb, Mr. Garrison, and Mr. Cornell, as their sole compensation for four years of service to the Company and a total of 28,000 shares of common stock to Mr. Cornell and Mr. Ebers for services rendered to the Company during the previous four years.

      Effective November 7, 2002, the Company issued 2,152,314 shares of common stock of the Company to Mr. Cash in exchange for 100% of the outstanding common stock of STP Cherokee, Inc. In conjunction with this transaction, the Company issued 132,000 shares of common stock to acquire marketing and transportation agreements valued at $343,000 from Bonanza Energy Corporation of Kansas and Crown Properties, LC, which were owned by one of our executive officers and a director.

      On May 9, 2003, Douglas L. Lamb exercised options to acquire 90,000 shares of our common stock at an exercise price of $1.00 per share. On May 28, 2003, John C. Garrison exercised options to acquire 30,000 shares of our common stock at an exercise price of $1.00 per share. On May 30, 2003, Stephen C. Langhofer exercised options to acquire 40,000 shares of our common stock at an exercise price of $1.00 per share.

      During fiscal year 2003, three stock issuances totaling 4,710 shares, valued at $9,923, were made to three individuals in conjunction with the leasing of land for gas exploration and production.

      During fiscal year 2003, $397,000 of existing debentures were converted in accordance with the terms and conditions of the debentures into 131,212 shares of common stock by ten individuals or trusts for their benefit.

      Six new convertible debentures were issued during the fiscal year, all having an interest rate of 8% and a term of three years. One debenture was issued for $25,000 on June 7, 2002; another for $25,000 on July 5, 2002; another debenture was issued for $10,000 on August 12, 2002; another for $25,000 on August 27, 2002; another for $30,000 on September 15, 2002; and another for $50,000 on October 16, 2002. All six of these debenture purchasers were accredited investors at the time of purchase. The debentures were convertible into common stock at any time after the first anniversary of their issue date. The number of shares of common stock to be issued upon conversion will be determined by dividing the unpaid principal balance of the debenture and accrued and unpaid interest thereon by 75% of the average trading price of the common stock for the previous thirty-day period.

      All of the above transactions were exempt from registration pursuant to either Section 4(2) of the Securities Act or Regulation D (or in the case of the sales that occurred on November 14, 2005, Regulation D, Rule 144A or Regulation
S). These securities were sold without a general solicitation. All of the securities were issued with a legend restricting resale indicating that the shares can only be resold in compliance with applicable securities laws.

Item 16.   Exhibits and Financial Statement Schedules.

      The index to exhibits appears immediately following the signature pages to this registration statement.

Item 17.   Undertakings

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


            (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registrations statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any part of the registration statement or made in any such document immediately prior to such date of first use.


      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Nevada Revised Statutes, the articles of incorporation or bylaws of the registrant or resolutions of the registrant's board of directors adopted pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 20th day of January, 2006.


                                    QUEST RESOURCE CORPORATION


                                       By:      /s/ Jerry Cash
                                            ----------------------------------
                                            Name:  Jerry Cash
                                            Title:  Chairman of the Board and
                                            Chief Executive Officer

      Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                           Title                      Date
         ---------                           -----                      ----
 /s/ Jerry Cash              Director, Chairman of the Board, and  January 20,
-------------------          Chief Executive Officer (principal    2006
Jerry Cash                   executive officer)

                             Director                              January 20,
-------------------                                                 2006
John C. Garrison

      *                      Director                              January 20,
-------------------                                                 2006
James B. Kite, Jr.

      *                      Director                              January 20,
-------------------                                                 2006
Kevin R. White

                             Director                              January 20,
-------------------                                                 2006
Ronnie K. Irani

      *                      Director                              January 20,
-------------------                                                 2006
Jon H. Rateau

 /s/ David E. Grose          Chief Financial Officer (principal    January 20,
-------------------          financial and accounting officer)     2006
David E. Grose


* By:       /s Jerry D. Cash
            ---------------------------------
            Jerry D. Cash, Attorney-in-Fact

                                INDEX TO EXHIBITS



  Exhibit No.                             Description

     2.1* Stock Purchase Agreement by and among Perkins Oil Enterprises, Inc. and E. Wayne Willhite Energy, L.L.C, as Sellers, and Ponderosa Gas Pipeline Company, Inc. and Quest Resource Corporation, as Purchasers, dated as of April 1, 2003 (incorporated herein by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-QSB filed on April 14, 2003).

     2.2* Purchase and Sale Agreement by and among James R. Perkins Energy, L.L.C., E. Wayne Willhite Energy, L.L.C., and J-W Gas Gathering, L.L.C., as Sellers, and Quest Oil & Gas Corporation, as Purchaser, dated as of April 1, 2003 (incorporated herein by reference to Exhibit 2.2 to the Company's Quarterly Report on Form 10-QSB filed on April 14, 2003).

     2.3* Purchase and Sale Agreement by and between Devon Energy Production Company, L.P., Tall Grass Gas Services, L.L.C., and Quest Resource Corporation, dated as of the 10th day of December, 2003 (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 6, 2004).

     2.4* Assignment Agreement by and between Quest Resource Corporation and Quest Cherokee, LLC, dated as of the 22nd day of December, 2003, assigning the Purchase and Sale Agreement (incorporated herein by reference to Exhibit 2.4 to the Company's Annual Report on Form 10-KSB filed on September 20, 2004).

     2.5* Hold Back Agreement by and between Devon Energy Production Company, L.P. and Quest Cherokee, LLC, dated as of the 22nd day of December, 2003 (incorporated herein by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K filed on January 6,
              2004).

     2.6* Contribution, Conveyance, Assignment and Assumption Agreement by and between Quest Oil & Gas Corporation, Quest Energy Service, Inc., STP Cherokee, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, J-W Gas Gathering, L.L.C., Quest Cherokee, LLC and Bluestem Pipeline, LLC, dated as of the 22nd day of December, 2003 (incorporated herein by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K filed on January 6,
              2004).

     2.7* Agreement for Purchase and Sale of Units, dated as of November 7, 2005, by and among Cherokee Energy Partners, LLC, STP Cherokee, Inc., Quest Oil & Gas Corporation, Quest Energy Service, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service, Incorporated and J-W Gas Gathering, L.L.C (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 18, 2005).

     3.1* Restated Articles of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-A12G/A (Amendment No. 2) filed on December 7, 2005).

     3.2* The Second Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on October 18, 2005).

     4.1* Specimen of certificate for shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form 8-A12G/A (Amendment No. 2) filed on December 7,
              2005).

     4.2** Senior Credit Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, Guggenheim Corporate Funding, LLC, and the Lenders party thereto, dated as of the 14th day of November, 2005.

     4.3** Second Lien Term Loan Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, Guggenheim Corporate Funding, LLC, and the Lenders party thereto, dated as of the 14th day of November, 2005.

     4.4** Security Agreement for Senior Credit Agreement by Quest Cherokee, LLC, Quest Resource Corporation, and the Guarantors party thereto in favor of Guggenheim Corporate Funding, LLC, dated as of the 14th day of November, 2005.

     4.5** Security Agreement for Second Lien Term Loan Agreement by Quest Cherokee, LLC, Quest Resource Corporation, and the Guarantors party thereto in favor of Guggenheim Corporate Funding, LLC, dated as of the 14th day of November, 2005.

     4.6** Guaranty for Senior Credit Agreement by Bluestem Pipeline, LLC, J-W Gas Gathering, L.L.C., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, Quest Cherokee Oilfield Service, LLC, Quest Energy Service, Inc., Quest Oil & Gas Corporation, and STP Cherokee, Inc. in favor of Guggenheim Corporate Funding, LLC, dated as of the 14th day of November, 2005.

     4.7** Guaranty for Second Lien Term Loan Agreement by Bluestem Pipeline, LLC, J-W Gas Gathering, L.L.C., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, Quest Cherokee Oilfield Service, LLC, Quest Energy Service, Inc., Quest Oil & Gas Corporation, and STP Cherokee, Inc. in favor of Guggenheim Corporate Funding, LLC, dated as of the 14th day of November, 2005.

     4.8** Intercreditor Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, STP Cherokee, Inc., Quest Oil & Gas Corporation, Quest Energy Service, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service, Incorporated, J-W Gas Gathering, LLC, Bluestem Pipeline, LLC, Quest Cherokee Oilfield Service, LLC, and Guggenheim Corporate Funding, LLC, dated as of the 14th day of November, 2005.

     4.9** Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production by Quest Cherokee, LLC, to Guggenheim Corporate Funding, LLC, dated November 14, 2005.

     5.1**    Opinion of Schreck Brignone.

     10.1** Employment Agreement dated as of October 17, 2005 between the Company and Jerry Cash. Employment Agreement dated as of November 7, 2002 between Quest Resource Corporation and Jerry Cash (incorporated herein by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB filed on August 29,

     10.2** Employment Agreement dated as of October 17, 2005 between the Company and David Grose.


     10.3* Non-Competition Agreement by and between Quest Resource Corporation, Quest Cherokee, LLC, Cherokee Energy Partners LLC, Quest Oil & Gas Corporation, Quest Energy Service, Inc., STP Cherokee, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated and J-W Gas Gathering, L.L.C., dated as of the 22nd day of December, 2003 (incorporated herein by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K filed on January 6, 2004).

     10.4* Interest Rate Cap Transaction Agreements between the Quest Cherokee L.L.C. and UBS AG London Branch dated September 21, 2004 (incorporated herein by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-QSB filed on February 24, 2005).



     10.5**   Summary of director compensation arrangements.

     10.6**   Summary of executive officer compensation arrangements.

     10.7**   Company's 2005 Omnibus Stock Award Plan.

     10.8** Form of the Company's 2005 Omnibus Stock Award Plan Nonqualified Stock Option Agreement.

     10.9** Form of the Company's 2005 Omnibus Stock Award Plan Bonus Shares Award Agreement.

     10.10** Purchase/Placement Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, Bluestem Pipeline, LLC, Quest Cherokee Oilfield Service, LLC, and Friedman, Billings, Ramsey & Co., Inc., dated as of the 7th day of November, 2005.


     21.1*    List of Subsidiaries (incorporated herein by reference to Exhibit
              21.1 to the Company's Annual Report on Form 10-KSB filed on March 31, 2005).


     23.1     Consent of Cawley, Gillespie & Associates, Inc.

     23.2     Consent of McCune Engineering.


     23.3     Consent of Murrell, Hall, McIntosh & Co., PLLP.


     23.4**   Consent of Schreck Brignone (included with Exhibit 5.1).

     24.1**   Power of Attorney.

-------------------
*    Incorporated by reference.
**   Previously filed.